Apogee Reports Fiscal 2019 First-Quarter Results

•	Solid execution, project backlogs and market conditions drove strong revenue growth, earnings and free cash flow in the quarter

•	Continued progress with recent acquisitions, revenue diversification and operational improvements position Apogee for stable, long-term earnings and free cash flow growth

•	Apogee is raising its fiscal 2019 guidance for earnings and margins, while affirming its outlook for full-year revenues.

•	Continued backlog growth and positive industry fundamentals

MINNEAPOLIS - June 28, 2018 - Apogee Enterprises, Inc. (Nasdaq: APOG), a leader in the design and development of value-added glass and metal products and services for enclosing commercial buildings, framing and displays, today announced its fiscal 2019 first-quarter results.

FIRST-QUARTER HIGHLIGHTS

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Revenues of $336.5 million were up 24% over the prior year period, driven by acquisition-related and organic growth in Architectural Framing Systems and growth in Architectural Services and in Large-Scale Optical Technologies. This was partially offset by an expected timing-related decline in Architectural Glass. As anticipated, on an organic basis, excluding the EFCO acquisition, revenues were comparable year-over-year.

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Operating income was $22.0 million, down from $24.1 million a year ago, as a result of the timing-related decline in sales and operating leverage in Architectural Glass, partly offset by higher contribution from Architectural Services. Adjusted operating income was $24.9 million, compared to $26.8 million in the prior year.

•	Earnings per diluted share were $0.54, versus $0.56 in the prior year period. Adjusted EPS was $0.62, consistent with the prior year.

•	Free cash flow was $16.0 million in the quarter.

•	See Reconciliation of Non-GAAP Financial Measures at the end of this release.

COMMENTARY

“In the first quarter, we executed our plan for a solid start to fiscal 2019: revenues rose significantly, backlogs continued to grow across the business, we saw on-going productivity gains and excellent cash conversion. We also continued to make progress positioning the company for long-term, stable earnings and cash flow growth, regardless of the economic cycle,” said Joe Puishys, Apogee’s chief executive officer.

“Robust 60% year-over-year top-line growth in the company’s largest segment, Architectural Framing Systems, as well as substantial increases in Architectural Services demonstrate how we are executing our plan to build a larger, more stable and more diversified - by geography, project size and market segment - revenue base. On this strong foundation, we continued making investments and process improvements to increase efficiencies in project selection, manufacturing and delivery to raise long-term operating margins and drive earnings. We’re especially focused on the opportunity to leverage the best practices, technology and scale of our legacy businesses to raise long-term operating margins in recent acquisitions to those same levels of profitability. In fact, we’re seeing quarter-over-quarter improvements in margins at EFCO, and remain on track to achieve our synergy goals by fiscal 2020.”

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Puishys concluded, “Based on the first quarter’s positive performance, sustained backlog growth and order activity, and a good outlook for the North American construction industry, we are raising our fiscal 2019 earnings guidance ranges by 5 cents per share, and can affirm our fiscal 2019 goals for revenue growth. We also remain confident in our outlook for continuing top- and bottom-line growth into fiscal 2020 and beyond.”

FIRST-QUARTER RESULTS

Architectural Framing Systems

The Architectural Framing Systems segment continued to be the company’s key engine for growth, diversification and long-term earnings growth. In spite of the expected, year-over-year margin impact of the EFCO acquisition, solid progress was achieved toward higher profitability for the year and long-term, with strong margin expansion in legacy businesses and quarter-over-quarter gains in productivity, on-time deliveries and synergies at EFCO.

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Revenues of $179.0 million were up 62% from a year ago, reflecting sales from EFCO (acquired in the prior-year second quarter) and robust growth in the company’s legacy businesses. This was partly offset by a decline in Sotawall revenues due to project timing, as expected, and a difficult comparison to a strong fiscal 2018 first quarter. Segment revenue growth reflected an expanding geographic presence in North America, as well as new products. Revenues rose 3% organically, excluding the EFCO acquisition, versus prior year.

•
Operating income was $12.3 million, compared to $12.0 million in the prior year; adjusted operating income was $15.2 million, compared to $14.0 million. Operating margin was 6.9%, compared to 10.8% in the prior year, as anticipated due to the inclusion of lower margin EFCO sales. Lower Sotawall sales also impacted margins, due to the businesses’ operating leverage, though this was offset by significant, sustainable margin improvements in the segment’s remaining legacy businesses.

•	Segment backlog increased to $427.0 million, from $405.7 million a quarter ago and $255.1 million a year ago, and the project pipeline and bidding continue to be solid.

Architectural Glass

Revenues and margins were down in the Architectural Glass segment, largely as expected, due to the timing of project work. Order activity grew substantially during the quarter, and the company continues to expect higher year-over-year revenue and operating income for the remainder of the year, beginning in the second quarter.

•	Revenues of $76.9 million were down 21% from a year ago, with soft volumes early in the quarter based on the timing for customer orders.

•	Operating income was $1.6 million and operating margin was 2.1%, declining from $9.3 million and 9.5%, respectively, in the prior year. This was a result of lower volumes.

Architectural Services

The Architectural Services segment achieved substantial revenue growth and margin expansion. Based on a solid backlog, the outlook for the remainder of fiscal 2019 remains positive.

•	Revenues of $70.7 million were up 41% versus the prior year, as the business executed on the substantial backlog booked over the past year, as expected, and against easier prior year comparisons.

•
Operating income was $5.2 million and operating margin was 7.3%, up significantly from $0.8 million and 1.6%, respectively, in the prior year period, due to volume leverage and strong operating performance.

•	Segment backlog increased to $439.1 million, from $426.3 million a quarter ago and $292.9 million a year ago.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Large-Scale Optical Technologies

The Large-Scale Optical Technologies segment showed solid growth and higher operating margins, with a positive outlook for the remainder of the year that is in line with the company’s plan.

•	Revenues of $20.8 million were up 12% versus the prior-year period, on strong core picture framing demand, product mix and growth in new markets.

•	Operating income was $5.0 million, up 23% from a year ago. Operating margin rose to 24.0% from 21.8% a year ago, driven by volume leverage and favorable product mix.

Financial Condition

Year-to-date capital expenditures, primarily to improve productivity and capabilities, were $9.3 million. Free cash flow in the first quarter was $16.0 million, versus a free cash use of $5.5 million in the prior year period, primarily reflecting strong working capital management and lower capital expenditures. During the quarter, the company paid a dividend of $4.4 million. Total debt at the end of the first quarter was $214.5 million.

FY19 OUTLOOK

The company’s updated outlook for fiscal 2019 includes:

•	Revenue growth of approximately 10 percent.

•	Operating margin of 8.9 to 9.4 percent.

•	Adjusted operating margin of 9.2 to 9.7 percent.

•	Earnings of $3.35 to $3.55 per diluted share, up from $3.30 to $3.50 previously.

•	Adjusted EPS of $3.48 to $3.68, up from $3.43 to $3.63 previously.

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Adjusted fiscal 2019 earnings guidance excludes the after-tax impact of amortization of short-lived acquired intangibles associated with the acquired backlog of Sotawall and EFCO of $3.8 million ($0.13 per diluted share).

•	Capital expenditures of $60 to $65 million.

•	Tax rate of approximately 24 percent.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 8 a.m. Central Time today, June 28. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 9698829. To access the accompanying slides and listen to the live conference call over the internet, go to the Apogee investor relations website at ir.apog.com then click on the webcast link under "upcoming events". The webcast and accompanying slides will also be archived for replay on the company’s website.

ABOUT APOGEE ENTERPRISES

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in the design and development of value-added glass and metal products and services for enclosing commercial buildings, framing and displays. The company is organized in four segments, with three of the segments serving the commercial construction market:

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

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Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau, a manufacturer of custom aluminum window systems and curtainwall; Sotawall, a manufacturer of unitized curtainwall systems; EFCO, a manufacturer of aluminum window, curtainwall, storefront and entrance systems; Tubelite, a manufacturer of aluminum storefront, entrance and curtainwall products; Alumicor, a manufacturer of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Architectural Services segment consists of Harmon, one of the largest U.S. full-service building glass installation companies.

•
Large-Scale Optical segment, which leverages the same coating technologies used in the company’s Architectural Glass segment, consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for framing and display applications.

USE OF NON-GAAP FINANCIAL MEASURES

This news release and other financial communications may contain the following non-GAAP measures:

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Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share or adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results when assessing performance to improve comparability of results from period to period. Examples of items excluded to arrive at these adjusted measures include the impact of acquisition-related costs, amortization of short-lived acquired intangibles associated with backlog, and non-recurring restructuring costs.

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Backlog represents the dollar amount of revenues Apogee expects to recognize in the near-term from firm contracts or orders. The company uses backlog as one of the metrics to evaluate near-term sales trends in its business.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength.

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Days working capital is defined as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. The company considers this a useful metric in monitoring its performance in managing working capital.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

FORWARD-LOOKING STATEMENTS

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) changes in consumer and customer preference, or architectural trends and building codes; (H) dependence on a relatively small number of customers in certain business segments; (I) revenue and operating results that could differ from market expectations; (J) self-insurance risk related to a material product liability or other event for which the company is liable; (K) dependence on information technology systems and information security threats; (L) cost of compliance with and changes in environmental regulations; (M) commodity price fluctuations, trade policy impacts, and supply availability; (N) loss of key personnel and inability to source sufficient labor; and (O) integration of recent acquisitions. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2018.

Contact: Apogee Investor Relations
952-487-7699
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	%
In thousands, except per share amounts	June 2, 2018	June 3, 2017	Change
Net sales	$336,531	$272,307	24%
Cost of sales	255,801	202,013	27%
Gross profit	80,730	70,294	15%
Selling, general and administrative expenses	58,735	46,188	27%
Operating income	21,995	24,106	(9)%
Interest income	230	167	38%
Interest expense	1,949	444	339%
Other (expense) income, net	(22)	179	N/M
Earnings before income taxes	20,254	24,008	(16)%
Income tax expense	4,881	7,904	(38)%
Net earnings	$15,373	$16,104	(5)%

Earnings per share - basic	$0.55	$0.56	(2)%
Average common shares outstanding	28,189	28,851	(2)%
Earnings per share - diluted	$0.54	$0.56	(4)%
Average common and common equivalent shares outstanding	28,437	28,861	(1)%
Cash dividends per common share	$0.1575	$0.1400	13%

Business Segment Information
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	%
In thousands	June 2, 2018	June 3, 2017	Change
Sales
Architectural Framing Systems	$179,037	$110,492	62%
Architectural Glass	76,925	97,735	(21)%
Architectural Services	70,727	50,150	41%
Large-Scale Optical	20,761	18,603	12%
Eliminations	(10,919)	(4,673)	134%
Total	$336,531	$272,307	24%
Operating income (loss)
Architectural Framing Systems	$12,339	$11,964	3%
Architectural Glass	1,579	9,322	(83)%
Architectural Services	5,155	782	559%
Large-Scale Optical	4,981	4,050	23%
Corporate and other	(2,059)	(2,012)	2%
Total	$21,995	$24,106	(9)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
In thousands	June 2, 2018	March 3, 2018
Assets
Current assets	$344,150	$336,278
Net property, plant and equipment	304,350	304,063
Other assets	386,815	381,979
Total assets	$1,035,315	$1,022,320
Liabilities and shareholders' equity
Current liabilities	$204,823	$208,152
Long-term debt	214,540	215,860
Other liabilities	91,365	86,953
Shareholders' equity	524,587	511,355
Total liabilities and shareholders' equity	$1,035,315	$1,022,320

Consolidated Condensed Statement of Cash Flows
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
In thousands	June 2, 2018	June 3, 2017
Net earnings	$15,373	$16,104
Depreciation and amortization	14,050	11,423
Share-based compensation	1,514	1,403
Other, net	3,654	1,317
Changes in operating assets and liabilities	(9,248)	(24,335)
Net cash provided by operating activities	25,343	5,912
Capital expenditures	(9,327)	(11,430)
Change in restricted cash	—	5,151
Net (purchases) sales of marketable securities	(6,124)	1,685
Other, net	(779)	1,742
Net cash used in investing activities	(16,230)	(2,852)
Borrowings on line of credit, net	(2,000)	6,000
Shares withheld for taxes, net of stock issued to employees	(1,433)	(1,596)
Dividends paid	(4,410)	(4,002)
Other, net	712	—
Net cash (used in) provided by financing activities	(7,131)	402
Increase in cash and cash equivalents	1,982	3,462
Effect of exchange rates on cash	279	47
Cash and cash equivalents at beginning of year	19,359	19,463
Cash and cash equivalents at end of period	$21,620	$22,972

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
In thousands	June 2, 2018	June 3, 2017	% Change
Net earnings	$15,373	$16,104	(5)%
Amortization of short-lived acquired intangibles	2,870	2,054	40%
Acquisition-related costs	—	680	(100)%
Income tax impact on above adjustments (1)	(692)	(899)	(23)%
Adjusted net earnings	$17,551	$17,939	(2)%

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	June 2, 2018	June 3, 2017	% Change
Earnings per diluted common share	$0.54	$0.56	(4)%
Amortization of short-lived acquired intangibles	0.10	0.07	43%
Acquisition-related costs	—	0.02	(100)%
Income tax impact on above adjustments (1)	(0.02)	(0.03)	(33)%
Adjusted earnings per diluted common share	$0.62	$0.62	—%
(1) Income tax impact on adjustments was calculated using the estimated quarterly effective income tax rate of 24.1% in the current year and 32.9% in the prior year.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Thirteen Weeks Ended June 2, 2018
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$12,339	6.9%	$(2,059)	$21,995	6.5%
Amortization of short-lived acquired intangibles	2,870	1.6%	—	2,870	0.9%
Adjusted operating income (loss)	$15,209	8.5%	$(2,059)	$24,865	7.4%

	Thirteen Weeks Ended June 3, 2017
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$11,964	10.8%	$(2,012)	$24,106	8.9%
Amortization of short-lived acquired intangibles	2,054	1.9%	—	2,054	0.8%
Acquisition-related costs	—	—%	680	680	0.2%
Adjusted operating income (loss)	$14,018	12.7%	$(1,332)	$26,840	9.9%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com